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For Immediate Release

Company Contacts:                                            Press Contact:
-----------------                                            --------------
Trevor M. Saliba             Christopher Nassif              David A. Kaminer
CirTran /                    Talent Group                    The Kaminer Group
Diverse Media Group Diverse  +(310) 201-6565                 +(914) 684-1934
+(310) 492-0400              cnassif@diversetalentgroup.com  dkaminer@kamgrp.com
trevor@cirtran.com           ------------------------------  -------------------
------------------

      CirTran Signs Exclusive Services Agreement with Diverse Talent Group, Adding `Business and Business Success' to its New Diverse Media Group
                                       --
Los Angeles-Based Subsidiaries Target Direct Response and Entertainment
Industries

SALT LAKE CITY, June 1, 2006 - CirTran Corporation (OTC BB: CIRT) said today that it has closed an agreement to add "business and a record of business success" to its new media/marketing division, Diverse Media Group (DMG), which it formed earlier this year to provide end-to-end services to the direct response and entertainment industries.
       Trevor M. Saliba, executive vice president of worldwide business development for CirTran and president of its new Diverse Media Group (DMG)
subsidiary, said an exclusive services agreement was signed earlier this week with the Diverse Talent Group, Inc. (www.diversetalentgroup.com), a nationally-known talent and literary agency, and its founder and CEO Christopher Nassif.
       The agreement covers a five-year period that commenced on April 1, when the companies began co-marketing and working together, and includes the assignment of all talent contacts and the first right of refusal on all new and existing business to DMG.
       The Diverse Talent Group was established by Mr. Nassif following a series of acquisitions and roll-ups by his CNA & Associates, which he founded in 1981. A leading talent agency, it has represented all tiers of entertainment industry figures, including actors, writers, directors, producers and below-the-line-talent. Currently, Diverse Talent represents talent on leading primetime TV shows including Lost, 24, House, Bones, Wildfire, Prison Break, Deadwood, NCIS, Criminal Minds, Seventh Heaven, Charmed, One Tree Hill, and Las Vegas. In addition, such leading daytime shows as The Young and the Restless, General Hospital and Days of Our Lives and such recent feature films and soon to be released features; Dreamgirls, Welcome to America, The Flock and Transformers.
       Mr. Nassif will continue to head Diverse Talent as it functions as part of DMG, and will also serve as a member to DMG's Board of Directors advising on strategic investments and acquisitions of key talent agents and agencies to grow and expand the Diverse Talent brand.
`Hitting the Ground Running'
       "By working together over the last two months, we are hitting the ground running today," said Mr. Saliba. "And by joining forces with Diverse Talent, we are adding business and a record of business success to this new venture from its outset."
       Mr. Saliba said that DMG believes it can meet its needs, and the needs of marketing-driven companies in the U.S. and overseas, by pairing talent and products to establish a recognizable and long-standing brand. "This formula has proven successful as Diverse Talent was instrumental in assisting CirTran recently with our new Real Deal Grill endorsed by former four-time heavyweight champion Evander Holyfield, who will serve as its TV infomercial spokesperson and is also represented by Diverse Talent".
       "Talent and product together can create a powerful brand," he said. "Today's agreement is a giant step for DMG and CirTran in that direction."

       Mr. Saliba said the roots of the Diverse Talent Group go to 1981, "with the agency growing under the dynamic and imaginative leadership of Christopher Nassif has grown into a professional staff in excess of 20 industry professionals as well as generating approximately $20 million gross revenues in 2005 for its clients with approximately $2,000,000 in commission income to the agency. Diverse Talent has been consistently recognized as one of the best talent and literary agencies since its inception by being named as one of the Top 15 agencies by the Los Angeles Business Journal."
       He said CirTran's new Diverse organizations - media and talent - will provide an array of services, including product marketing, production, media financial services and product placement, to the entertainment and direct response industries. Both subsidiaries are based at 1875 Century Park East in the Century City Entertainment and Business District of Los Angeles. `Culminating 25-Years of Success'
             Mr. Nassif said that the joining of his organization with the publicly-held CirTran companies was "the culmination of 25 years of success."
       "I am personally excited about joining forces with CirTran and its Diverse brand . . . a feeling shared by the staff and management of the agency as well," he said. Mr. Nassif said that future plans for Diverse Talent include the establishment of a full-service music division as well as product merchandise and direct response divisions."

About CirTran Corporation
-------------------------
Founded in 1993, CirTran Corporation (OTC BB: CIRT, www.CirTran.com) is a premier international full-service contract manufacturer. Headquartered in Salt Lake City, its ISO 9001:2000-certified, non-captive 40,000-square foot manufacturing facility is the largest in the Intermountain Region, providing "just-in-time" inventory management techniques designed to minimize an OEM's investment in component inventories, personnel and related facilities while reducing costs and ensuring speedy time-to-market. In 1998, CirTran acquired Racore Technology (www.racore.com), founded in 1983 and reorganized as Racore Technology Corporation in 1997. In 2004, it formed CirTran-Asia as a high-volume manufacturing arm and wholly-owned subsidiary with its principal office in ShenZhen, China. CirTran-Asia operates in three primary business segments: high-volume electronics, fitness equipment and household products manufacturing, focusing on the multi-billion dollar Direct Response Industry.

This press release  contains  forward-looking  statements  within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

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